As filed with the Securities and Exchange Commission on April 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LaSalle Hotel Properties

(Exact name of registrant as specified in its charter)

Maryland	6798	36-4219376
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS employer identification number)

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

(301) 941-1500

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Hans S. Weger Executive Vice President and Chief Financial Officer LaSalle Hotel Properties 3 Bethesda Metro Center, Suite 1200 Bethesda, Maryland 20814 Phone: (301) 941-1500	Copy to: Jeffrey M. Sullivan, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612 Phone: (919) 786-2000 Facsimile: (919) 786-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    From time to time after the effectiveness of the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
7.25% Series G Cumulative Redeemable Preferred Shares	2,348,888	$9.30	$21,844,659	$1,219

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the NYSE on April 13, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, APRIL 17, 2009

PROSPECTUS

2,348,888 Shares

7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

The selling shareholders named in this prospectus may offer and sell up to 2,348,888 shares of our 7.25% Series G Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series G Preferred Shares”).

We will pay cumulative distributions on the Series G Preferred Shares in the amount of $1.8125 per share each year, which is equivalent to 7.25% of the $25.00 liquidation preference per share. Distributions on the Series G Preferred Shares will be payable quarterly in arrears. Our Series G Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. The Series G Preferred Shares are listed on the New York Stock Exchange under the symbol “LHOPrG.”

We will not receive proceeds from any sale of the Series G Preferred Shares by the selling shareholders. The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the Series G Preferred Shares may be deemed to be “underwriters” under the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution.”

Investing in the Series G Preferred Shares involves risks. See “Risk Factors” on page 2 of this prospectus and beginning on page 7 of our Annual Report on Form 10-K for the year ended December  31, 2008, as updated by other periodic reports, supplements to this prospectus and other information that we file with the Securities and Exchange Commission before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any related prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About this Prospectus

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus offers for resale 2,348,888 Series G Preferred Shares issued to SCG Hotel DLP, L.P. The Series G Preferred Shares will be offered for resale pursuant to a prospectus supplement that will set forth additional information regarding the selling shareholders and other matters with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our Series G Preferred Shares.

Selling shareholders may offer the Series G Preferred Shares directly or through agents. See “Plan of Distribution.”

We refer to LaSalle Hotel Properties as the “Company,” LaSalle Hotel Operating Partnership, L.P. as the “Operating Partnership” and LaSalle Hotel Lessee, Inc., our taxable real estate investment trust subsidiary, as “LHL.” In addition, references in this prospectus to “we,” “us” and “our” are references to LaSalle Hotel Properties.

Forward-Looking Statements

This prospectus and the documents incorporated herein by reference, together with other statements and information publicly disseminated by us, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this report include, among others, statements about our business strategy, including our acquisition and development strategies, industry trends, estimated revenues and expenses, ability to realize deferred tax assets, expected liquidity needs and sources (including capital expenditures and the ability to obtain financing or raise capital), and anticipated outcomes and consequences of pending litigation. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	the availability and terms of financing and capital and the general volatility of securities markets;

•	our dependence on third-party managers of our hotels, including our inability to implement strategic business decisions directly;

•

risks associated with the hotel industry, including competition, increases in wages, potential unionization, energy costs and other operating costs, actual or threatened terrorist attacks, any type of flu or disease-related pandemic, downturns in general and local economic conditions;

•	risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws;

•	interest rate increases;

•	the possible failure to qualify as a real estate investment trust and the risk of changes in laws affecting real estate investment trusts;

•	the possibility of uninsured losses; and

•	the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008.

Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our forward-looking statements speak only as of the date of this prospectus or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

LaSalle Hotel Properties

We are a Maryland real estate investment trust that buys, owns and leases primarily upscale and luxury full-service hotels located in convention, resort and major urban business markets. We are a self-administered and self-managed real estate investment trust, as defined in the Internal Revenue Code of 1986, as amended. As a real estate investment trust, or REIT, we generally are not subject to federal corporate income tax on that portion of our net income that is currently distributed to shareholders. The income of LHL, our taxable REIT subsidiary, is subject to taxation at normal corporate rates.

As of December 31, 2008, we owned interests in 31 hotels with approximately 8,500 rooms/suites located in 11 states and the District of Columbia. Each hotel is leased under a participating lease that provides for rental payments equal to the greater of (i) base rent or (ii) participating rent based on hotel revenues. One of the hotels (Le Montrose Suite Hotel) is leased to an unaffiliated lessee (an affiliate of whom also operates this hotel) and 30 of the hotels are leased to LHL, or a wholly-owned subsidiary of LHL, including one hotel which transitioned from a lease with an unaffiliated lessee to a new lease with LHL as of June 1, 2008. On January 1, 2009, Le Montrose Suite Hotel also transitioned to a new lease with LHL. The LHL leases expire between 2009 and 2013. Lease revenue from LHL and its wholly-owned subsidiaries is eliminated in consolidation. A third-party or non-affiliated hotel operator manages each hotel, which is also subject to a hotel management agreement. Additionally, we owned a 95.0% joint venture interest in a property under development.

Substantially all of our assets are held by, and all of our operations are conducted through, the Operating Partnership. We are the sole general partner of the Operating Partnership. We owned approximately 99.8% of the common units of the Operating Partnership at December 31, 2008. As of December 31, 2008, the remaining 0.2% was owned by a limited partner who held 70,000 common units. Common units of the Operating Partnership are redeemable for cash or, at our option, for a like number of our common shares of beneficial interest, par value $0.01 per share.

In August 2005, we acquired the Westin Copley Place in Boston, Massachusetts. As part of the consideration to acquire the hotel, the Operating Partnership issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Units (liquidation preference $25 per unit) of the Operating Partnership. The Series C Preferred Units were redeemable for 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25 per share), $0.01 per value per share, of the Company on a one-for-one basis. On February 1, 2009, each of the Series C Preferred Units was redeemed and we issued 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”). Prior to the exchange described below, the Series C Preferred Shares were held by SCG Hotel DLP, L.P. The issuance of the Series C Preferred Shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act. On April 16, 2009, each of the Series C Preferred Shares was exchanged for one Series G Preferred Share and we issued 2,348,888 Series G Preferred Shares to SCG Hotel DLP, L.P. in such exchange. The exchange of the outstanding Series C Preferred Shares for the Series G Preferred Shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act. In connection with the issuance of the Series G Preferred Shares, we entered into a registration rights agreement with SCG Hotel DLP, L.P. Pursuant to the registration rights agreement, we are required, among other things, to use our commercially reasonable efforts to cause the shelf registration statement of which this prospectus is a part to become effective under the Securities Act as promptly as practicable after the filing, and to maintain the shelf registration statement continuously effective under the Securities Act for a specified period.

Risk Factors

Before purchasing the Series G Preferred Shares offered by this prospectus you should carefully consider the risk factors relating to LaSalle Hotel Properties incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents incorporated herein by reference.

In addition, you should consider carefully the following risk factors before deciding to invest in our Series G Preferred Shares.

The Series G Preferred Shares do not have a well established trading market, which may harm their market value and your ability to transfer or sell your shares.

The Series G Preferred Shares do not have a well established trading market. The Series G Preferred Shares are listed on the New York Stock Exchange (“NYSE”). However, a constant, active trading market on the NYSE for the Series G Preferred Shares may not develop or, even if it develops, may not last, in which case the trading price of the Series G Preferred Shares could be adversely affected.

The market value of the Series G Preferred Shares could be materially adversely affected by various factors.

As with other publicly traded securities, the trading price of the Series G Preferred Shares will depend on many factors, which may change from time to time, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, performance and prospects.

Use of Proceeds

We will not receive any of the proceeds from the resale by the selling shareholders of the Series G Preferred Shares offered by this prospectus.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth the consolidated ratios of earnings to combined fixed charges and preferred share dividends for the periods shown:

Year Ended December 31, 2008	1.2x
Year Ended December 31, 2007	1.5x
Year Ended December 31, 2006	2.0x
Year Ended December 31, 2005	1.4x
Year Ended December 31, 2004	1.1x

The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by the aggregate of fixed charges and preferred share dividends. For this purpose, earnings consist of pretax income from continuing operations before minority interest, fixed charges (excluding interest capitalized), amortization of capitalized interest, extraordinary items and preferred share dividends. Fixed charges consist of interest expense (including interest costs capitalized), preferred share dividends and amortized premiums, discounts and capitalized expenses related to indebtedness.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at

http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Series G Preferred Shares are listed. We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other documents of ours, the reference is only a summary and you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation by Reference

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our current reports on Form 8-K dated February 4, 2009, March 11, 2009 and April 16, 2009; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us by contacting: Chief Financial Officer, LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, (301) 941-1500.

Description of Series G Preferred Shares

General

We are currently authorized to issue up to 40,000,000 preferred shares in one or more series. Each series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Trustees may determine by adoption of applicable articles supplementary to our Declaration of Trust.

This summary of the terms and provisions of the Series G Preferred Shares is not complete. You may obtain a complete copy of the articles supplementary describing the Series G Preferred Shares by contacting us. Our Declaration of Trust and the articles supplementary authorize 6,350,000 Series G Preferred Shares. Our Board of Trustees may authorize the issue and sale of additional Series G Preferred Shares from time to time.

The Series G Preferred Shares are listed on the NYSE under the symbol “LHOPrG.”

The transfer agent, registrar and distribution disbursement agent for the Series G Preferred Shares is National City Bank, N.A.

Ranking

The Series G Preferred Shares will rank senior to our common shares and to any other of our equity securities that by their terms rank junior to the Series G Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series G Preferred Shares will rank on a parity with other series of our preferred shares, including our Series B Preferred Shares, our Series D Preferred Shares, our Series E Preferred Shares, and our outstanding Series G Preferred Shares or other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series G Preferred Shares. The Series G Preferred Shares will rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series G Preferred Shares. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series G Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes.

Distributions

Holders of the Series G Preferred Shares will be entitled to receive, when and as authorized by our Board of Trustees, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 7.25% per annum of the $25.00 per share liquidation preference, equivalent to $1.8125 per annum per share; provided, however, that during any period of time that both (i) the Series G Preferred Shares are not listed on the NYSE, the American Stock Exchange (“AMEX”), or The NASDAQ Global Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to NYSE, AMEX or NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any Series G Preferred Shares are outstanding, the holders of Series G Preferred Shares shall be entitled to receive, cumulative preferential cash distributions at the rate of 8.25% per annum of the $25.00 per share liquidation preference (equivalent to $2.0625 per annum per share) (the “Special Distribution”). Distributions on the Series G Preferred Shares will accrue and be cumulative from (but excluding) the date of original issue or, with respect to the Special Distribution, if applicable, from the date following the date on which both (i) the Series G Preferred Shares are not listed on the NYSE, the AMEX or NASDAQ, or are not listed or quoted on an exchange or quotation system that is a successor to NYSE, AMEX or NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The Series G Preferred Shares offered hereby will be treated as if they had been issued on April 1, 2009, and the dividend payable in respect of such Series G Preferred Shares on July 15, 2009 will be the dividend for the full preceding dividend period. Distributions payable on the Series G Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution falls, or such other date as designated by our Board of Trustees for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date. The Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series G Preferred Shares on the NYSE, the AMEX or NASDAQ, or listing or quotation on an exchange or quotation system that is a successor to NYSE, AMEX or NASDAQ, or (ii) the Company becoming subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Our Board of Trustees will not authorize, and we will not pay, any distributions on the Series G Preferred Shares or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, shares. These restrictions may be indirect, for example covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on Series G Preferred Shares.

Notwithstanding the foregoing, distributions on the Series G Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series G Preferred Shares will not bear interest, and holders of the Series G Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series G Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series G Preferred Shares. We will credit any distribution made on Series G Preferred Shares first to the earliest accrued and unpaid distribution due.

We will not declare or pay any distributions (other than in common shares or other shares ranking junior to the Series G Preferred Shares as to distributions and upon liquidation), or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to or on a parity with the Series G Preferred Shares, or redeem or otherwise acquire common shares or other junior shares or parity shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series G Preferred Shares, and pursuant to terms of our other series of outstanding preferred shares all shares that rank on parity with the Series G Preferred Shares, including such other outstanding preferred shares, for the current and all past dividend periods. This restriction will not limit our redemption or other acquisition of shares by conversion into or exchange for any of our other shares ranking junior to the Series G Preferred Shares as to distributions and upon liquidation, under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Declaration of Trust in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series G Preferred Shares and all shares that rank on a parity with Series G Preferred Shares, the amount which we have declared will be allocated pro rata to the Series G Preferred Shares and to each parity series of shares so that the amount declared for each Series G Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of the Series G Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at fair market value as determined by our Board of Trustees equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions through and including the date of the payment. The holders of Series G Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series G Preferred Shares. The rights of holders of Series G Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series G Preferred Shares. Written notice will be given to each holder of Series G Preferred Shares of any such liquidation not less than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series G Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. We currently have 1,100,000 of our Series B Preferred Shares outstanding, 3,170,000 of our Series D Preferred Shares outstanding, and 3,500,000 of our Series E Preferred Shares outstanding, all of which rank pari passu with 6,348,888 of our Series G Preferred Shares outstanding. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series G Preferred Shares and all other classes or series of our equity securities ranking on a parity with our Series G Preferred Shares, then we will distribute our assets to the holders of Series G Preferred Shares and all other classes or series of parity securities ratably in proportion to the full liquidating distributions they would otherwise have received.

Redemption

We may not redeem the Series G Preferred Shares prior to November 17, 2011, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership.” On and after November 17, 2011, at our option upon not less than 30 days’ nor more than 60 days’ written notice, we may redeem the Series G Preferred Shares, in whole or from time to time in part, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions through the date fixed for redemption.

We will give notice of redemption by publication in a newspaper of general circulation in The City of New York and by mail to each holder of record of Series G Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series G Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series G Preferred Shares to be redeemed;

•	the place or places where the certificates for the Series G Preferred Shares are to be surrendered for payment; and

•	that distributions on the Series G Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series G Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series G Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series G Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series G Preferred Shares called for redemption, then from and after the redemption date, those Series G Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series G Preferred Shares will terminate. The holders of those Series G Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series G Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series G Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series G Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Shares to be redeemed.

The Series G Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership” below.

Subject to applicable law, we may purchase Series G Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series G Preferred Shares that we reacquire to the status of authorized but unissued shares.

Special Optional Redemption

If at any time both (i) the Series G Preferred Shares are not listed on the NYSE, the AMEX, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to NYSE, AMEX or NASDAQ, and (ii) we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, and any Series G Preferred Shares are outstanding, we will have the option to redeem the Series G Preferred Shares, in whole but not in part, within 90 days of the date upon which the Series G Preferred Shares are not listed and we are not subject to such reporting requirements, for cash at $25.00 per share plus any accrued and unpaid distributions through the date fixed for redemption.

We will mail to you, if you are a record holder of the Series G Preferred Shares, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series G Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series G Preferred Shares to be redeemed;

•	the place or places where the certificates for the Series G Preferred Shares are to be surrendered for payment; and

•	that distributions on the Series G Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series G Preferred Shares called for redemption, then from and after the redemption date, those Series G Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series G Preferred Shares will terminate. The holders of those Series G Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series G Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series G Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series G Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Shares to be redeemed.

Voting Rights

Holders of Series G Preferred Shares will have no voting rights, except as set forth below.

If distributions on the Series G Preferred Shares are due but unpaid for six quarterly periods, whether or not consecutive, holders of the Series G Preferred Shares, voting separately as a class with the Series B Preferred Shares, the Series D Preferred Shares, and the Series E Preferred Shares, and any other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until all distribution arrearages have been paid or authorized and set aside for payment in full. In this event, our Board of Trustees will be increased by two trustees. The holders of record of at least 10% of Series G Preferred Shares may call a special meeting to elect these additional trustees unless we receive the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not the holders call a special meeting, the holders of Series G Preferred Shares on which we have not paid dividends may vote for the additional trustees at the next annual meeting of shareholders and at each subsequent annual meeting until we have fully paid all unpaid dividends on the Series G Preferred Shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series G Preferred Shares is required for us to:

•	authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series G Preferred Shares as to dividends or liquidation distributions;

•	reclassify any authorized equity securities into shares ranking senior to the Series G Preferred Shares as to dividends or liquidation distributions;

•

issue any obligation or security convertible into or evidencing the right to purchase any equity security ranking senior to the Series G Preferred Shares as to dividends or liquidation distributions; or

•

amend, alter or repeal any provision of our Declaration of Trust, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the Series G Preferred Shares.

For these purposes, our convertible debt securities will not be considered equity securities. In addition, the following events do not materially and adversely affect the Series G Preferred Shares:

•

a merger, consolidation or other event involving us, even if we are not the surviving entity, so long as the Series G Preferred Shares remain outstanding (that is, issued by the entity that does survive the event) with their terms materially unchanged;

•	an increase in the amount of authorized preferred shares;

•	the creation or issuance of any class or series of equity securities ranking the same as or junior to such the Series G Preferred Shares as to dividends and liquidation distributions; or

•

an increase in the amount of authorized shares of Series G Preferred Shares or of any other class or series of equity securities ranking the same as or junior to the Series G Preferred Shares as to dividends and liquidation distributions.

The holders of Series G Preferred Shares will have no voting rights, however, if we redeem or call for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption at or before the time the act occurs requiring the vote.

In any matter in which the Series G Preferred Shares are entitled to vote, each Series G Preferred Share will be entitled to one vote. If the holders of Series G Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series G Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Conversion Rights

The Series G Preferred Shares are not convertible into or exchangeable for any property or other securities.

Information Rights

During any period where we are required to pay a Special Distribution, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series G Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Rule 13 or Rule 15(d) of the Exchange Act if we were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series G Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series G Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Restrictions on Ownership

To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own its outstanding shares for at least 335 days per 12-month taxable year. To help ensure that we meet these tests, our Declaration of Trust provides that no person may own more than 9.8% in number or value (whichever is more restrictive) of our issued and outstanding common shares or any series of preferred shares. The Board of Trustees may waive the ownership limit if the Board receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The articles supplementary for the Series G Preferred Shares provide that the ownership limitation described above applies to ownership of Series G Preferred Shares as a separate class. We have the right to purchase or refuse to transfer any Series G Preferred Shares that are excess shares, as provided in our Declaration of Trust. If we elect to purchase such shares, the purchase price will be equal to $25.00 per share, plus any accrued and unpaid distributions through the date of purchase.

The restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interest to be a REIT. We have no current intention to seek to change our REIT tax status.

All certificates representing our Series G Preferred Shares bear a legend referring to the restrictions described above.

If you own more than 5% of our Series G Preferred Shares, you must file a written response to our request for share ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares you own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding, and may be used to preclude, a third party from obtaining control over us.

Selling Shareholders

This prospectus offers for resale 2,348,888 Series G Preferred Shares issued to SCG Hotel DLP, L.P. The Series G Preferred Shares were issued pursuant to an exchange agreement with SCG Hotel DLP, L.P., dated April 16, 2009, pursuant to which we issued to SCG Hotel DLP, L.P. the Series G Preferred Shares in exchange for the 2,348,888 outstanding Series C Preferred Shares. The exchange was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act. In connection with the issuance of the Series G Preferred Shares, we entered into a registration rights agreement with SCG Hotel DLP, L.P. Pursuant to the registration rights agreement, we are required, among other things, to use our commercially reasonably efforts to cause the shelf registration statement of which this prospectus is a part to become effective under the Securities Act as promptly as practicable after the filing, and to maintain the shelf registration statement continuously effective under the Securities Act for a specified period. The Series G Preferred Shares will be offered for resale pursuant to a prospectus supplement that will set forth additional information regarding the selling shareholders and other matters with respect to such offering.

Plan of Distribution

We are registering the resale from time to time of the Series G Preferred Shares offered by this prospectus in accordance with the terms of the registration rights agreement that we entered into with the selling shareholders. The registration of these shares, however, does not necessarily mean that any of the shares will be sold by the selling shareholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the Series G Preferred Shares offered by this prospectus.

The sale of the Series G Preferred Shares by any selling shareholder, including any donee, pledgee or other transferee who receives shares from a selling shareholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling shareholder or may purchase from the selling shareholder all or a portion of the shares as principal. These sales may be made on the NYSE or other exchanges on which our Series G Preferred Shares are then traded, in the over-the-counter market or in private transactions.

The shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.

The Series G Preferred Shares may be sold in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•

block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the Financial Industry Regulatory Authority, Inc. or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.

In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling shareholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling shareholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling shareholders and any brokers-dealers or agents that participate in the distribution of the Series G Preferred Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any dealers or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling shareholders may be deemed to be “underwriters” under the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

From time to time, the selling shareholders may pledge their Series G Preferred Shares pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling shareholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the Series G Preferred Shares may be sold only through registered or licensed broker-dealers.

The selling shareholders have agreed to pay all expenses incident to the offering and sale of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities and expenses, including liabilities under the Securities Act.

The selling shareholders have agreed to indemnify us, our officers, directors, affiliates and each person who controls us (within the meaning of the Securities Act), against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling shareholders.

Federal Income Tax Considerations

The following discussion summarizes certain material federal income tax consequences of the purchase, ownership and disposition of our shares by individuals who hold the shares as capital assets (within the meaning of section 1221 of the Internal Revenue Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, some of which (such as insurance companies, regulated investment companies or dealers in securities) may be subject to special rules. Except as discussed under the caption “Taxation of Foreign Shareholders,” this summary does not address persons who are not U.S. Shareholders (as defined herein).

The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of shares. Each prospective shareholder is encouraged to consult with his or her tax advisors with regard to the application of the federal income tax laws to the shareholder’s personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as set forth in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Federal Income Taxation of the Company

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code effective for our taxable year ending December 31, 1998. We believe that we have been organized and have operated in the manner as to qualify as a REIT commencing with that taxable year, and we intend to continue to be organized and operated in such a manner as to qualify as a REIT. However, given the complexity of the REIT qualification requirements, we cannot provide any assurance that the actual results of our operations have satisfied or will satisfy the requirements under the Internal Revenue Code for a particular year.

In general, in any year in which we qualify as a REIT, we will generally not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and shareholder levels) which applies to most corporations. We will, however, still be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed “REIT taxable income” or undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference.

Third, if we have net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property.

Fourth, if we have net income from prohibited transactions, then that income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business.

Fifth, if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, (ii) multiplied by a fraction intended to reflect our profitability.

Sixth, if we fail to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Seventh, if we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

Eighth, if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions.

Ninth, if we acquire any asset from a C corporation (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest regular corporate rate (the “Built-In Gain Rule”).

Tenth, if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined herein) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts.

Requirements for Qualification

Our qualification and taxation as a REIT depend on our ability to satisfy various requirements under the Internal Revenue Code. We are required to satisfy these requirements on a continuing basis through actual annual operating and other results. Accordingly, there can be no assurance that we will be able to continue to operate in a manner so as to remain qualified as a REIT.

The Internal Revenue Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

•

the beneficial ownership of which is held by 100 or more persons; and no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

•	that meets certain other tests, described below, regarding the composition of its income and assets.

The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). The fifth and sixth requirements did not apply until after the first taxable year for which we elected to be taxed as a REIT. In addition, we will be treated as satisfying the sixth condition for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Failure to do so will subject us to a fine. In addition, certain restrictions on the transfer of our shares, imposed by our declaration of trust, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests. To remain qualified as a REIT we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below) and interest on obligations secured by real property, and from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from any combination of income qualifying under the 75% gross income test, dividends, non-real estate mortgage interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Subject to certain restrictions, rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property.” The restrictions imposed include the following:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the occupant’s receipts or sales);

•

except for certain qualified lodging facilities (and certain healthcare facilities) leased to a taxable REIT subsidiary (described below), the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•

the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom we derive no income. (We are not required to use a taxable REIT subsidiary or independent contractor, however, to the extent that any service we provide is “usually or customarily rendered” in connection with the rental of space for occupancy only or is not considered “rendered to the tenants.”)

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Internal Revenue Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect, (ii) we attached a schedule of the sources of our income to our federal corporate income tax return (or, for our tax years commencing with our 2005 taxable year, we file such a schedule after discovering a failure to meet a gross income test) and (iii) for our taxable years ending before 2005, any incorrect information on the schedule was not due to fraud with intent to evade tax. It is, however, impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under the caption “General,” even if we qualified for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or 95% gross income test. Generally, it is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions and if these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets.

•	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

•	No more than 25% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below).

•	Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:

•	the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of any one issuer’s outstanding securities.

The Internal Revenue Code provides a safe harbor under which certain types of debt securities are not treated as “securities” for purposes of the 10% value test described above including, generally, straight debt securities (including straight debt that provides for certain contingent payments), any loan to an individual or an estate or any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person,” any obligation to pay rents from real property, certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico and any security issued by a REIT. In addition, a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership, any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test, and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

We may hold one or more assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. We and LHL made a joint election to treat LHL as our taxable REIT subsidiary effective January 1, 2001. A taxable REIT subsidiary will pay tax at the corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if we earned it directly. We may hold up to 100% of the stock in a taxable REIT subsidiary. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Internal Revenue Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate. In the case of a qualified lodging facility (such as a hotel) or a qualified healthcare facility leased by a REIT (directly or indirectly) to a taxable REIT subsidiary, the lease payments will not qualify as REIT-qualified rental income unless the property is operated on behalf of the taxable REIT subsidiary by an independent contractor. Moreover, at the time it enters into the operating agreement, the independent contractor must be actively engaged in the trade or business of operating qualified lodging facilities for persons not related to the REIT or the taxable REIT subsidiary. We believe the current operating agreements with LHL meet these requirements.

We may also hold one or more of our assets through one or more corporate subsidiaries that satisfy the requirements to be treated as “qualified REIT subsidiaries.” A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary. We may also hold one or more of our assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies (LLCs) in which we are the only member.

Finally, as described above, we may hold one or more of our assets through one or more partnerships. For purposes of applying the REIT asset and gross income qualifications tests, and in other instances, Treasury regulations will treat us as owning a proportionate share of a partnership’s gross income and assets based on our percentage ownership of that partnership’s capital. For this reason, if we own any percentage of the capital interests in a partnership that we do not control, we may be unable to avoid sharing in that partnership’s non-REIT-qualifying assets and income.

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

If we fail to satisfy the 5% or 10% asset tests described above after a 30 day cure period proscribed in the Internal Revenue Code, we will be deemed to have met such tests if the value of our non-qualifying assets is de minimis (that is, such value does not exceed the lesser of 1% of the total value of our assets at the end of the applicable quarter or $10,000,000) and we dispose of the non-qualifying assets (or otherwise cure such failure) within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by disposing of sufficient assets (or otherwise curing such failure) to meet the asset test within such six month period, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and disclosing certain information to the Internal Revenue Service. If we cannot avail itself of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements

To qualify as a REIT we must also distribute to our shareholders dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) and (B) 90% of the after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount income). In general, the distributions can be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute our net capital gain, and to the extent we distribute at least 90%, but less than 100%, of our “REIT taxable income” (as adjusted) we will be subject to tax at the regular corporate capital gains rates (with respect to the undistributed net capital gain) and at the regular corporate ordinary income tax rates (with respect to the undistributed REIT taxable income). Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of the REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if we dispose of any asset subject to the Built-In Gain Rule during the Recognition Period, we will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition. For this purpose, dividends declared in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year, provided we actually pay the dividends no later than in January of the following calendar year.

We intend to make timely distributions sufficient to meet the annual distribution requirements. In this regard, because we may claim depreciation and other non-cash charges in computing our REIT taxable income, we expect our cash flow to exceed our REIT taxable income. It is possible, however, that from time-to-time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and the acquisition of investments, over non-cash deductions such as depreciation. In such events, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our shareholders in a later year. By paying the deficiency dividend we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based upon the amount of any deduction taken for such dividend.

Failure to Qualify

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described earlier) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as REIT in any taxable year and the above discussed relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

For any year in which we fail to qualify as a REIT, we will not be required to make distributions to our shareholders. Any distributions we do make will not be deductible by us, and will generally be taxable to our shareholders as ordinary income to the extent of our current and accumulated earnings and profits. Subject to certain limitations in the Internal Revenue Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction.

State and Local Taxes

We may be subject to state or local taxation in various jurisdictions, including those in which we transact business or reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares.

Taxation of U.S. Shareholders

As used herein, a holder of our shares is a “U.S. Shareholder” if the holder is (i) a citizen or resident of the United States who is a natural person, (ii) a corporation or a partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Internal Revenue Code and attending Treasury regulations) have authority to control all substantial decisions of the trust. In addition, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996 that are treated as United States persons on August 19, 1996 and elect to continue to be treated as United States persons, are also considered U.S. Shareholders. A holder of our shares is a “Non-U.S. Shareholder” if the holder is a nonresident alien or a foreign corporation, partnership, trust or estate.

As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and that are not designated as capital gain dividends) will be taken into account by them as ordinary income and will be ineligible for the dividends received deduction. These distributions will also not constitute “qualified dividend income” under Internal Revenue Code, meaning that such dividends will be taxed at marginal rates applicable to ordinary income rather than the special capital gain rates applicable to qualified dividend income distributed to shareholders who satisfy applicable holding period requirements. The portion of ordinary dividends made after December 31, 2002, which represent ordinary dividends we receive from a TRS, will be designated as “qualified dividend income” to REIT shareholders and may be eligible for preferential tax rates if paid to our non-corporate shareholders for taxable years beginning prior to 2011.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held our shares. Any loss upon a sale or exchange of shares held for six months or less (determined by applying certain holding period rules), however, will be treated as a long-term capital loss to the extent the shareholder received from us distributions that were required to be treated as long-term capital gains.

We may elect to not distribute any net long-term capital gain and pay the tax thereon. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a shareholder will be entitled to increase the basis in our shares by an amount equal to the difference between its share of the undistributed long term capital gains and its share of the taxes paid.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of the shareholder’s shares. To the extent these distributions exceed the shareholder’s adjusted basis in its shares, the distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder.

Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

Shareholders may not claim on their individual income tax returns our net operating losses or capital losses. In addition, distributions with respect to, and gain from the disposition of, our shares will be treated as “portfolio income” and, therefore, shareholders will be unable to claim passive losses against such income.

A redemption of our shares will be treated as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption is treated as a distribution in part or full payment in exchange for the redeemed shares under Section 302(b) of the Internal Revenue Code. Under that statute, a redemption will generally be treated as a distribution in part or full payment in exchange for the redeemed shares if the distribution:

•	is “substantially disproportionate” with respect to your ownership in us;

•	results in a “complete termination” of your common and preferred share interests in us; or

•	is “not essentially equivalent to a dividend” with respect to you.

In determining whether any of these tests have been met, a shareholder must generally take into account our common and preferred shares considered to be owned by the shareholder by reason of constructive ownership rules as well as our common and preferred shares actually owned by the shareholder.

In general, a U.S. Shareholder will recognize gain or loss for federal income tax purposes on the sale or other disposition of shares in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received in the sale or other disposition; and

•	the U.S. Shareholder’s adjusted tax basis in the shares.

The gain or loss will be capital gain or loss if the shares were held as a capital asset. Generally, the capital gain or loss will be long-term capital gain or loss if the shares were held for more than one year.

Backup Withholding. We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A shareholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy the requirements by providing us with an appropriately prepared IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability.

Tax-Exempt Shareholders. Most tax-exempt organizations are not subject to federal income tax except to the extent of their unrelated business taxable income, which is often referred to as UBTI. Unless a tax-exempt shareholder holds its shares as debt financed property or uses the shares in an unrelated trade or business, distributions to the shareholder should not constitute UBTI. Similarly, if a tax-exempt shareholder sells shares, the income from the sale should not constitute UBTI unless the shareholder held the shares as debt financed property or used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside, reserves and/or meets other requirements for such amounts as specified in the Internal Revenue Code. These tax-exempt shareholders are encouraged to consult their tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of “pension-held REITs” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Taxation of Foreign Shareholders

The rules governing U.S. federal income taxation of Non-U.S. Shareholders are complex and no attempt will be made herein to provide more than a limited summary of those rules. We recommend that non-U.S. shareholders consult with their own tax advisors to determine the impact of U.S. federal, state, local or foreign income tax laws with regard to an investment in shares, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below) and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable income tax treaty reduces that tax rate. If income from the investment in the shares is treated as effectively connected with the shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation).

We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends (other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends) paid to a Non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is “effectively connected income.” A Non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Shareholder who wishes to claim distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to Non-U.S. Shareholders that hold their shares through a financial intermediary or foreign partnership.

Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. The Non-U.S. Shareholder, however, may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as “FIRPTA.” Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gains were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on these distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distributions are designated by us as capital gain dividends. Distributions subject to the FIRPTA provisions may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder unless the Shareholder is entitled to treaty relief or other exemption. Treasury Regulations under FIRPTA require us to withhold 35% of any distribution that we could designate as a capital gain dividend.

Although the law is not entirely clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of shares held by U.S. Shareholders would be treated with respect to Non-U.S. Shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, Non-U.S. Shareholders would be able to offset as a credit against the U.S federal income tax liability their proportionate share of the tax paid by us on these undistributed capital gains. In addition, Non-U.S. Shareholders would be able to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed their actual federal income tax liability.

Any capital gain dividend with respect to any class of stock which is “regularly traded” on an established securities market if the Non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution is treated as an ordinary dividend. Non-U.S. Shareholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax including any capital gain dividend will be subject to a 30% U.S. withholding tax (unless reduced or eliminated under an applicable income tax treaty). In addition, the branch profits tax will no longer apply to such distributions.

Sales of Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of shares generally will not be taxed under FIRPTA provided we are a “domestically controlled REIT.” In general we will qualify as a domestically held REIT if at all times during a designated testing period less than 50% in value of our shares are held (directly or indirectly) by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT” and that therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) its investment in our shares is “effectively connected” with its conduct of a U.S. trade or business, or (ii) the Non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year. A similar rule will apply to capital gain dividends not subject to FIRPTA.

Although we anticipate that we will qualify as a domestically controlled REIT, because our shares will be publicly traded, no assurance can be given that we will continue to qualify. If we are not a domestically controlled REIT, then whether or not a Non-U.S. Shareholder’s sale of the shares will be subject to tax under FIRPTA will depend on (i) whether or not the shares were regularly traded on an established securities market (such as the NYSE) and (ii) the size of the seller’s interest in the shares. If gain on the sale of shares is subject to tax under FIRPTA, then a Non-U.S. Shareholder is subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

Federal Estate Taxes. In general, if an individual who is not a citizen or resident (as defined in the Internal Revenue Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual’s estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Tax Aspects of the Operating Partnership

General. The Operating Partnership holds substantially all of the Company’s investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. For most property contributions, the Operating Partnership and the Company have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to shareholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

Basis in Operating Partnership Interest. The Company’s adjusted tax basis in its interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company;

•	will increase by its allocable share of the Operating Partnership’s income and its allocable share of debt of the Operating Partnership; and

•

will decrease, but not below zero, by the Company’s allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to the Company, and constructive distributions resulting from a reduction in the Company’s share of debt of the Operating Partnership.

If the allocation of the Company’s distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of the Company’s partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in the Company’s share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company’s adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to the Company. This taxable income normally will be characterized as long-term capital gain if the Company has held its interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Shareholders, to the extent designated by the Company as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties. The Company’s share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon the Company’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

Legal Matters

The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US). In addition, DLA Piper LLP (US) has rendered an opinion with respect to certain federal income tax matters relating to the company.

Experts

The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,348,888 Shares

7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

PROSPECTUS

            , 2009

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the selling shareholders. We have estimated all amounts except the SEC registration fee.

Item	Amount
SEC registration fee	$1,219
Printing and reproduction expenses	10,000
Professional fees and expenses	25,000
Miscellaneous expenses	10,000
Total	$46,219

Item 15.	Indemnification of Directors and Officers.

The officers and trustees of the Company are and will be indemnified under Maryland and Delaware law, the declaration of trust and bylaws of the Company and the partnership agreement of the Operating Partnership against certain liabilities. The declaration of trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law. In addition, the Company has also entered into a separate indemnification agreement with each of its trustees, executive officers and chief accounting officer.

The declaration of trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.

The declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with Maryland law, the bylaws of the Company require it, as a condition to advance expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Company has entered into a separate indemnification agreement with each of its trustees, executive officers and chief accounting officer. The indemnification agreements require, among other things, that the Company indemnify its trustees and officers to the fullest extent permitted by law and advance to its trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit	Description of Document
3.1	Articles of Amendment and Restatement of Declaration of Trust. Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on April 17, 2009 and incorporated herein by reference.

3.2	Second Amended and Restated Bylaws. Previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 1-14045) filed with the SEC on February 20, 2009 and incorporated herein by reference.

3.3	Eighth Amendment to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership. Previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on April 17, 2009 and incorporated herein by reference.

4.1	Form of certificate representing the 7.25% Series G Cumulative Redeemable Preferred Shares. Previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on November 17, 2006 and incorporated herein by reference.

5.1	Opinion of DLA Piper LLP (US) regarding validity of securities

8.1	Opinion of DLA Piper LLP (US) regarding tax matters

12.1	Statement of computation of ratios of earnings to combined fixed charges and preferred share dividends

23.1	Consent of KPMG LLP (independent registered public accounting firm)

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on April 17, 2009.

LASALLE HOTEL PROPERTIES

By:	/s/ HANS S. WEGER
Hans S. Weger
Executive Vice President and Chief Financial Officer

We, the undersigned officers and trustees of LaSalle Hotel Properties, hereby severally constitute Jon E. Bortz, Michael D. Barnello and Hans S. Weger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including all post-effective amendments and any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and trustees to enable LaSalle Hotel Properties to comply with the provisions of the Securities Act, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JON E. BORTZ	Chairman and Chief Executive Officer	April 17, 2009
Jon E. Bortz

/S/ DARRYL HARTLEY-LEONARD	Trustee	April 17, 2009
Darryl Hartley-Leonard

/S/ KELLY L. KUHN	Trustee	April 17, 2009
Kelly L. Kuhn

/S/ WILLIAM S. MCCALMONT	Trustee	April 17, 2009
William S. McCalmont

/S/ DONALD S. PERKINS	Trustee	April 17, 2009
Donald S. Perkins

/S/ STUART L. SCOTT	Trustee	April 17, 2009
Stuart L. Scott

/S/ DONALD A.WASHBURN	Trustee	April 17, 2009
Donald A. Washburn

/S/ MICHAEL D. BARNELLO	Trustee and President	April 17, 2009
Michael D. Barnello

/S/ HANS S. WEGER	Executive Vice President and Chief	April 17, 2009
Hans S. Weger	Financial Officer (Principal Financial Officer)

/S/ JULIO E. MORALES	Chief Accounting Officer	April 17, 2009
Julio E. Morales	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Document
3.1	Articles of Amendment and Restatement of Declaration of Trust. Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on April 17, 2009 and incorporated herein by reference.

3.2	Second Amended and Restated Bylaws. Previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 1-14045) filed with the SEC on February 20, 2009 and incorporated herein by reference.

3.3	Eighth Amendment to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership. Previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on April 17, 2009 and incorporated herein by reference.

4.1	Form of certificate representing the 7.25% Series G Cumulative Redeemable Preferred Shares. Previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K (File No. 1-14045) filed with the SEC on November 17, 2006 and incorporated herein by reference.

5.1	Opinion of DLA Piper LLP (US) regarding validity of securities

8.1	Opinion of DLA Piper LLP (US) regarding tax matters

12.1	Statement of computation of ratios of earnings to combined fixed charges and preferred share dividends

23.1	Consent of KPMG LLP (independent registered public accounting firm)

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)